Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Third Quarter Results

•                  Diluted earnings per share of $0.29

•                  Financial advisors head count grows 4% compared to second quarter

•                  Ivy Funds family earns a place amongst the top 25 wholesale-distributed fund families in net sales

•                  Sales improved 30% over the second quarter of 2004

•                  Institutional sales at their strongest level since the fourth quarter of 2003

•                  Non-proprietary sales and net sales reach second highest level since inception

Overland Park, KS, October 28, 2004 — Waddell & Reed Financial, Inc. (NYSE: WDR) reported third quarter net income of $23.4 million, or $0.29 per diluted share, compared to $25.2 million, or $0.31 per diluted share in the second quarter of 2004 and net income of $2.3 million or $0.03 per diluted share in last year’s comparable period.  Last year’s third quarter results include an after-tax special charge of $21.5 million to recognize liabilities associated with certain legal and regulatory matters.  Excluding this charge, last year’s adjusted net income was $23.8 million, or $0.29 per diluted share.   We believe adjusting last year’s results for this special charge provides a more accurate comparison to the other periods presented.  Please see pages 5 and 6 for a description of our adjusted results and cash earnings.  A schedule reconciling these adjusted results from GAAP is also provided.

Channel Discussion

Waddell & Reed Advisors channel

Renewed recruiting efforts resulted in 4% net growth in head count during the third quarter of 2004, and we anticipate an additional net gain of 4 to 5% during the fourth quarter.   After this transition period, we expect to resume our historical annual head count growth of 10%.

Our Advisors channel possesses a unique business model, which provides a profitable and advice-driven financial planning approach to meet clients’ long-term goals.  In order to strengthen the channel’s sales efforts with additional product knowledge and marketing support, we began using a team of wholesalers — whose efforts originated in our non-proprietary channel — to facilitate product training among our advisors.  Their efforts have been well received by our financial advisors and have the potential to increase future sales.  During the fourth quarter, we will introduce a new product, Managed Allocation Portfolio (“MAP”), a fee-based asset allocation program structured and priced to be competitive with other such programs offered in the industry.  We believe this fee-based product will support our advisor recruitment and retention efforts, and will fill a needed niche in the product line.    The breadth and depth of the products offered by our financial advisors has never been stronger.

The Advisors channel had shown improved sequential quarterly sales in 2003 and into 2004.  However, the third quarter, much like the second quarter, came in below expectations as market uncertainty continued.  Net sales outflows during the third quarter were $339 million, up 3% sequential quarterly and 13% from last year’s third quarter.  The increase in net outflows is a result of the decline in sales, as the absolute level of redemptions remained essentially unchanged.

Wholesale channel

Sales of our mutual funds (principally the Ivy Funds) in non-proprietary channels remained strong during the quarter, despite a previously disclosed redemption of approximately $34 million of seed money by Advantus Capital Management from an Ivy fund into which a former Advantus fund was merged.  Gross and net sales during the quarter were $302.9 and $72.2 million, respectively.  Both gross and net sales were at their second-highest quarterly level since the initiation of our non-proprietary sales efforts.

Reflecting the progress of this effort, gross sales for the year eclipsed $1 billion shortly after the end of the quarter.  In addition, through the month of August (the most recent period for which data is available), year-to-date net sales of Ivy Funds ranked in the top 25 amongst wholesale-distributed mutual fund families.

Quarterly sales in our institutional business were at their strongest level this year with positive net flows.

Management Fee Revenues

Compared to second quarter of 2004, this quarter’s revenues declined in line with average assets under management.  Comparing the current quarter to last year’s third quarter, revenues increased at a slightly greater rate than average assets due to a small improvement in the overall management fee rate.  The management fee rate improvement is due to a mix shift between the Advisors, Ivy and W&R Target Funds that occurred when we acquired and merged the Securian assets into the Ivy and W&R Target Funds in the second half of 2003.  The Ivy and W&R Target Funds generally have a slightly higher management fee rate due to scale.  For the quarters ended September 2004, June 2004 and September 2003, the overall management fee rate was 66.1 basis points, 66.1 basis points and 64.3 basis points, respectively.

Underwriting and Distribution

In order to provide additional detail on the components of our underwriting and distribution revenues and expenses associated with each of our distribution channels, we have included the following information.

In our Advisors channel, revenues are earned primarily from sales commissions charged on front-load mutual funds, variable annuities, other insurance products, and to a lesser extent from financial planning fees.  Revenues are also derived from Rule 12b-1 asset-based distribution fees earned on deferred-load products and asset-based fees earned on the SPA product.  In our Wholesale channel, revenues are earned primarily from point-of-sale commissions from the sales activity of the Legend advisors and, less significantly, from Rule 12b-1 asset-based distribution fees earned on deferred-load products and point-of-sales commissions generated by sales in the broker/dealer channel.

In our Advisors channel, variable expenses include the commission and other compensation paid to our financial advisors, sales force management and other marketing personnel.  Fixed expenses include costs associated with marketing and promotion of our products and overhead expenses related to field offices and sales programs.  In our Wholesale channel, variable expenses include commission and other compensation paid to Legend advisors and third-party broker/dealer and other costs to distribute our products through non-proprietary distribution channels.  Fixed expenses include costs related to marketing and support of Legend advisors and Ivy fund distribution.

Investment Product Sales*

Advisors Channel

($ thousands)

	3Q 04	3Q 03%		2Q 04%
Front-load sales	336,996	370,034	-8.9%	378,692	-11.0%
Deferred-load sales	51,150	65,724	-22.2%	57,996	-11.8%
Total	388,146	435,758	-10.9%	436,688	-11.1%

*Investment product sales exclude sales at net asset value, Class Y sales, and sales of money market funds.  Sales load is included.

Underwriting and Distribution Revenues

Our Advisors channel generated approximately three-quarters of revenues while the Wholesale channel earned the remainder.

On a sequential quarter basis, the decline in revenues is shared almost equally by our Advisors channel and our Wholesale channel.   The decline in front-load sales volume in our Advisors channel was partially offset by higher insurance commissions.  In our Wholesale channel, the decline is due to lower sales volume by Legend advisors.  When combined, the decline in sales volume in both channels resulted in the $2.4 million decline in overall revenues. Legend sales volume is seasonally lower in the third quarter as their target market — employees of school districts and other not-for-profit organizations — typically are off for the summer months.

Increased revenue over last year’s third quarter is attributable to higher sales levels by Legend advisors as well as higher distribution revenues from our non-proprietary efforts.  This increase was partially offset by lower front-load sales, and to a lesser extent, lower insurance commissions and asset-based SPA fees in our Advisors channel.

Underwriting and Distribution Expenses

Our Advisors channel is responsible for approximately three-quarters of variable and fixed expenses, while the Wholesale channel is responsible for the remainder.

On a sequential quarter basis, the decline in overall expenses is due almost exclusively to a decline in variable expenses. Like the associated revenues, the decline in expenses is attributable almost in equal parts to the Advisors channel and the Wholesale channel.  In each channel, expenses declined primarily as a result of lower sales volume by either our financial advisors or Legend advisors.  Fixed expenses remained practically unchanged in both distribution channels.

Compared to last year’s third quarter, this quarter’s variable expenses in our Wholesale channel increased due to higher commission expense for Legend advisors.  This increase was partially offset by lower expense levels in our Advisors channel as commission expenses dropped in line with lower sales volume by our financial advisors.  Fixed expenses remained practically unchanged in our Advisors channel; however, fixed expenses increased in our Wholesale channel, reflecting the growth in our non-proprietary distribution efforts.

The Waddell & Reed Advisors underwriting and distribution margin, a measure that excludes our wholesale underwriting and distribution activities, dropped to —2.9% due solely to a decline in sales volume.  Year-to-date, the margin is slightly positive at 0.4%.

Shareholder Service Fee Revenues

Comparing the current quarter to last year’s comparable period, the increase in revenues is due primarily to the addition of the Securian accounts in December 2003 and the addition of funds to our asset allocation product.

Other Operating Items

Compensation and related costs declined when compared to the second quarter due to lower incentive compensation accruals.  Compared to last year’s third quarter, expenses increased due to salary increases and headcount growth.

Equity compensation decreased when compared to this year’s second quarter due to the recognition of $0.6 million for the immediate vesting of restricted shares due to employee retirement in the second quarter.  Comparing the current quarter to last year’s third quarter, the increase in expense is attributable to the additional restricted stock grants in the current year.  This increase was slightly offset by the recognition of employee separation costs in last year’s third quarter.

General and administrative expenses increased compared to this year’s second quarter due to higher recruiting and relocation costs.  In the third quarter of 2003, we took a pre-tax charge of $32 million for estimated legal costs associated with certain legal and regulatory matters.    Comparing the current quarter to last year’s third quarter, excluding the above-mentioned charge, expenses increased primarily due to higher compliance costs associated with the Sarbanes-Oxley Act and legal costs associated with the mutual fund inquiry.

In 2003, we began paying sub-advisory fees for certain Securian assets sub-advised by other asset managers.  These assets were acquired in September and December 2003 and are reflected in subsequent periods.  We record management fees received on these assets on a gross basis as investment management fee revenues.   The sequential quarterly increase is primarily due to strong sales and asset growth in some of our sub-advised funds.

Other Income (Expense)

Comparing the current quarter to this year’s second quarter, investment and other income declined due to our decision (in the second quarter) to begin matching a portion of the Company’s investments to the funding obligations created by our deferred compensation plans.  These plans allow employees to choose their investment vehicles, which are primarily Company sponsored mutual funds.  Accordingly, we changed the classification of certain mutual fund holdings from available-for-sale to trading.  This resulted in an unrealized gain of $1.9 million reflected in the second quarter’s  investment and other income.

The increase in interest expense compared to this year’s second quarter is attributable to higher interest rates and additional borrowings, while the increase in interest expense compared to last year’s comparable period is attributable to higher interest rates.

Balance Sheet Information

As of September 30, 2004

•                  Cash balance of $115.1 million ($13.7 million for the exclusive benefit of customers in compliance with federal securities industry regulations.)

•                  Investment securities of $119.8 million.

•                  Cash and investment securities of $99.3 million are restricted or pledged as collateral pending the outcome of legal matters.

•                  Long-term debt outstanding of $205.0 million.

•                  Short-term debt outstanding of $96.0 million.

•                  Shareholders’ equity of $206.0 million.

•                  Shares outstanding were 82.6 million.

•                  Stock repurchases of 94,500 common shares at an aggregate cost, including commissions, of $1.8 million during the third quarter, and stock repurchases of 960,400 common shares at an aggregate cost, including commissions, of $23.6 million for the year.

Schedule of Selected Operating Data

Included in the following Schedule of Selected Operating Data is a representation of cash earnings and cash operating margin.  We believe adjusting our results by excluding non-cash items such as equity compensation promotes comparability to the operating results of other companies who may use options and have elected not to expense their cost.    Furthermore, we believe adjusting our results for non-recurring items, such as the legal charge taken in last year’s third quarter, provides a more meaningful measure of comparison to the operating results of other periods presented and to the operating results of other companies.  A reconciliation from GAAP is provided at the bottom of the schedule.

WADDELL & REED FINANCIAL, INC.

Schedule of Selected Operating Data

(Amounts in thousands except for per share data)

	Three Months Ended September 30,		Change		Three Months Ended June 30,	Change
	2004	2003	$	%	2004	$	%
Operating Revenues:
Investment management fees	$58,221	$52,490	5,731	10.9	$59,261	(1,040)	-1.8
Underwriting & distribution fees	43,292	42,073	1,219	2.9	45,703	(2,411)	-5.3
Shareholder service fees	19,121	18,188	933	5.1	19,101	20	0.1
Total operating revenues	120,634	112,751	7,883	7.0	124,065	(3,431)	-2.8

Operating Expenses:
Underwriting and distribution:	47,833	45,279	2,554	5.6	50,048	(2,215)	-4.4
Compensation and related costs	16,911	16,104	807	5.0	18,024	(1,113)	-6.2
Equity Compensation	2,828	1,689	1,139	67.4	3,396	(568)	-16.7
General and administrative
Excluding special charge	9,937	9,257	680	7.3	9,535	402	4.2
Special charge(1)	—	32,000	(32,000)	N/A	—	0	N/A
Sub-advisory	1,726	138	1,588	1,150.7	1,301	425	32.7
Depreciation	2,300	1,742	558	32.0	2,249	51	2.3
Total operating expense	81,535	106,209	(24,674)	-23.2	84,553	(3,018)	-3.6

Other Income (Expense):
Investment & other income	439	691	(252)	-36.5	2,494	(2,055)	-82.4
Interest expense	(2,769)	(2,247)	522	23.2	(2,415)	354	14.7

Income before taxes	36,769	4,986	31,783	637.4	39,591	(2,822)	-7.1

Provision for taxes	13,351	2,645	10,706	404.8	14,387	(1,036)	-7.2

Net income	$23,418	$2,341	21,077	N/A	$25,204	(1,786)	-7.1

Cash earnings(2)	$25,219	$24,919	301	1.2	$27,366	(2,147)	-7.8

Net income per share - diluted	$0.29	$0.03		N/A	$0.31		-6.5
Cash earnings per share - diluted(2)	$0.31	$0.30		3.3	$0.33		-6.1

Weighted average number of shares outstanding - diluted	81,634	83,557			81,755

Cash operating margin(2)	34.8%	35.7%			34.6%
Waddell & Reed Advisors U&D margin(3)	-2.9%	-3.0%			-0.5%

(1)          Special charge for legal and regulatory matters

(2)          Reconciliation from GAAP provided below

(3)          Excludes our wholesale underwriting and distribution activities

GAAP net income	$23,418	$2,341	$25,204
Add back equity compensation (post-tax)	1,801	1,078	2,162
Add back charge for legal and regulatory matters (post-tax)	0	21,500	0
Cash earnings	$25,219	$24,919	$27,366

GAAP net income per share (diluted)	$0.29	$0.03	$0.31
Add back equity compensation (post-tax)	0.02	0.01	0.03
Add back charge for legal and regulatory matters (post-tax)	0.00	0.26	0.00
Cash earnings per share (diluted) *	$0.31	$0.30	$0.33

GAAP operating margin	32.4%	5.8%	31.8%
Add back equity compensation	2.3%	1.5%	2.7%
Add back charge for legal and regulatory matters	0.0%	28.4%	0.0%
Cash operating margin *	34.8%	35.7%	34.6%

* Column may not add due to rounding

WADDELL & REED FINANCIAL, INC.

Changes in Assets Under Management

For the quarter ended

(Amounts in millions)

	Waddell & Reed Advisors Channel	Wholesale Channel	Total
September 30, 2004
Beginning Assets	$24,173	$12,185	$36,358

Sales	495	813	1,308
Redemptions	(834)	(628)	(1,462)
Net Sales	(339)	185	(154)

Net Exchanges and Adjustments	(16)	13	(3)
Reinvested Dividends and Capital Gains	31	32	63
Net Flows	(324)	230	(94)

Market Appreciation/(Depreciation)	(365)	(296)	(661)
Ending Assets	$23,484	$12,119	$35,603

September 30, 2003
Beginning Assets	$22,512	$9,182	$31,694
Securian Assets(1)	0	617	617

Sales	534	757	1,291
Redemptions	(834)	(494)	(1,328)
Net Sales	(300)	263	(37)

Net Exchanges and Adjustments	(7)	5	(2)
Reinvested Dividends and Capital Gains	42	40	82
Net Flows	(265)	308	43

Market Appreciation	302	220	522
Ending Assets	$22,549	$10,327	$32,876

June 30, 2004
Beginning Assets	$24,276	$12,384	$36,660

Sales	532	472	1,004
Redemptions	(861)	(794)	(1,655)
Net Sales	(329)	(322)	(651)

Net Exchanges and Adjustments	(12)	11	(1)
Reinvested Dividends and Capital Gains	38	35	73
Net Flows	(303)	(276)	(579)

Market Appreciation	200	77	277
Ending Assets	$24,173	$12,185	$36,358

(1) Assets acquired in connection with the strategic alliance with Securian Financial Group, Inc.

WADDELL & REED FINANCIAL, INC.

Supplemental Information

Other Items

	3Q04	3Q03	% change	2Q04	% change
Redemption rates - long-term assets
Waddell & Reed Advisors channel	11.6%	11.3%		11.4%
Wholesale channel	21.1%	20.2%		26.1%
Total	14.9%	14.0%		16.4%

Sales per advisor (000s)(1)
Total	154	146	5.5%	176	-12.5%
2+ Years	222	213	4.2%	259	-14.3%
0 to 2 Years	42	49	-14.3%	50	-16.0%

Gross production per advisor (000s)(2)	12.3	11.0	11.8%	13.0	-5.4%

Number of advisors(3)	2,566	2,985	-14.0%	2,460	4.3%

Number of shareholder accounts (000s)	2,387	2,282	4.6%	2,373	0.6%

(1) Average commissionable sales per Waddell & Reed Advisor

(2) Average gross commission generated per Waddell & Reed Advisor

(3) Excluding Legend retirement advisors

Lipper Ranking

	1 Year	3 Years	5 Years
Percentage of funds
Equity Funds
Top Quartile	32%	26%	44%
Top Half	66%	64%	74%

All Funds
Top Quartile	27%	21%	35%
Top Half	58%	54%	67%

MorningStar Ranking

	Overall	3 Years	5 Years

Percentage of funds with 4 or 5 stars
Equity Funds	33%	31%	44%
All Funds	29%	23%	35%

Earnings Conference Call

Members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, October 28, 2004 at 10:00 a.m. Eastern.  During this call, Keith A. Tucker, Chairman and CEO, will review our third quarter results.  Live access to the teleconference will be available on the “Corporate” section of our website at www.waddell.com.  A webcast replay will be made available shortly after the call through November 3rd.

Website Resources

We invite you to visit the “Corporate” section of our website at www.waddell.com under the caption “Data Tables” to review supplemental information schedules on asset flows and average assets under management & management fee rates.

Contacts

Investor Contacts:

Nicole McIntosh, Investor Relations Manager, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

Forward-looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, unexpected and adverse results of litigation or regulation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.